UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2007

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York	10055
(Address of principal executive offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of Evercore Partners Inc. (the “Company”) appointed Robert B. Walsh to the position of Chief Financial Officer, Senior Managing Director and Executive Vice President of the Company, effective June 5, 2007. Mr. Walsh will also perform the function of the Company’s principal accounting officer. In connection with the appointment, Mr. Walsh will receive an annual base salary of $500,000 and an annual guaranteed incentive bonus of $1,000,000 in each of fiscal years 2007 and 2008, all of which will be payable to Mr. Walsh as severance benefits should he be terminated by the Company without cause or resign for good reason, each as defined in his employment agreement. Mr. Walsh’s salary and bonus are subject to annual review by our Co-Chief Executive Officers and will be payable after 2008 in a manner that is commensurate with his position. In addition, the Compensation Committee of the Board of Directors has approved (a) a grant of restricted stock with a value of $750,000 on the grant date, which will vest upon the earlier of (i) the first anniversary of the grant date, (ii) a secondary offering of Class A common stock by the Company, (iii) a change in control, (iv) the failure of two of Messrs. Altman, Beutner and Aspe continuing to be employed by, or serve as a director of, the Company, (v) Mr. Walsh’s death or disability or (vi) termination of Mr. Walsh by the Company without cause, or by Mr. Walsh for good reason, each as defined in his employment agreement and (b) a grant of restricted stock units with a value of $2,250,000 on the grant date, which will vest pro rata on the second, third and fourth anniversaries of the grant date or upon the occurrence of (i) a change of control, (ii) Mr. Walsh’s death, (iii) termination of Mr. Walsh due to disability and (iv) Mr. Walsh’s retirement. Mr. Walsh will also be required to enter into a standard non-competition and non-solicitation agreement.

Mr. Walsh, age 50, was previously a Senior Partner at Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, where he has been employed for the past 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, including Morgan Stanley, The Blackstone Group and Cantor Fitzgerald. At Deloitte, Mr. Walsh served as Deputy Managing Partner and was directly responsible for managing its national advisory services businesses. Mr. Walsh previously founded and led Deloitte’s Capital Markets Group which advised clients on matters relating to accounting, risk management, securitization, regulatory compliance, infrastructure, improvement and control and transaction structuring, serving clients internationally and in a variety of industries. At Deloitte, Mr. Walsh did not have any responsibility for the Company’s account. Mr. Walsh is currently a member of the board of directors of New York Cares.

On June 4, 2007, in connection with the appointment discussed above, David E. Wezdenko, the Chief Financial Officer and Senior Administrative Partner of the Company will no longer hold an executive officer position and no longer serve as the Company’s chief financial officer.

The above description of Mr. Walsh’s employment is qualified in its entirety by reference to the copies of such agreements filed herewith as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference. The full text of the press release announcing Mr. Walsh’s appointment is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Evercore Partners Inc. and Robert Walsh, dated June 5, 2007

10.2	Form of Restricted Stock Award Agreement

10.3	Form of Restricted Stock Unit Award Agreement

99.1	Press Release of Evercore Partners Inc., dated June 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: June 7, 2007	/s/ Adam B. Frankel
	By:	Adam B. Frankel
	Title:	General Counsel